EXHIBIT 99.1

Contact:	Michelle Manoff	Peter Gunnerman
	Rubenstein PR	SulphCo, Inc.
	212-843-8051	775-829-1310
	mmanoff@rubensteinpr.com	pgunnerman@sulphco.com

Immediate Release

SULPHCO ANNOUNCES BOARD CHANGES

Company installs new CFO to better fulfill new regulatory requirements

SPARKS, Nev., Nov. 14, 2005 - SulphCo, Inc. (AMEX:SUF), a leader in developing and marketing high-powered ultrasound technology for the petroleum industry, announced that Dr. Hannes Farnleitner has joined the company’s board. The company also announced that Loren Kalmen has resigned from his position as a member of the company’s board of directors and has been appointed chief financial officer.

A former federal minister for economic affairs for the country of Austria, Farnleitner has served in policy-making roles in Austria involving economics and international trade for more than 40 years. Since 2002, he has served as a member of the Convent of the European Union and representative of the Federal Chancellor of Austria. He earned his Juris Doctor degree at the School of Law of the University of Vienna.

Kalmen, a certified public accountant with more than 30 years of experience, joined SulphCo’s board in June 2003. For the past 18 years, he has headed his own firm, Loren J. Kalmen, CPA, Ltd., which he founded in 1987. Previously he was a partner with Anderson, Thompson & Co., CPAs. Kalmen is a graduate of the University of Nevada.
He replaces current CFO Alan Austin, who will assume another position within the company.

“Mr. Kalmen has many years of experience as a CPA and is moving into the CFO position so that we can upgrade our financial capability, to better fulfill regulatory requirements,” said Peter Gunnerman, SulphCo president and COO. “We’re also very pleased that Dr. Farnleitner will help guide us as a board member. These appointments will only enhance our company as we continue to bring our Sonocracking™ process to market.”

About SulphCo, Inc.
SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company’s technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

# # #